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                                                                    Exhibit 11.1

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     Computation of Income (Loss) per Share
                                 (In thousands)



The following table sets forth the computation of shares used in the calculation of income (loss) per share for the years ended December 31, 1996, 1995 and 1994.


Average Shares Used in Income (Loss) per Share Calculation:


                                                   1996                             1995                     1994
                                         ------------------------       ------------------------      ---------------------
                                                         Fully                           Fully                       Fully
                                         Primary       Diluted(B)       Primary        Diluted(B)     Primary      Diluted(B)
                                         -------        -------         -------         -------       -------       -------
 Weighted average
  shares outstanding
  during the year................        116,514           --           114,681            --         112,254          --
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable........           --  (A)        --             5,271            --           6,104          --
  Assumed purchase of
    treasury shares..............           --  (A)        --            (1,826)           --          (1,469)         --
                                         -------        -------         -------         -------       -------       -------
 Weighted average shares
  used in calculation............        116,514           --           118,126            --         116,889          --
                                         =======        =======         =======         =======       =======       =======



(A) Common stock equivalents are not included in the income (loss) per share calculation in a period in which a net loss is incurred since their inclusion would be antidilutive.

(B) Fully diluted income (loss) per share is not shown since the dilutive effect is less than three percent.